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                                                               EXHIBIT NO. 99.9

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY

              500 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116-3741

             617-954-5182/FACSIMILE 617-954-7760 jbordewick@mfs.com

JAMES R. BORDEWICK, JR.
SENIOR VICE PRESIDENT AND
ASSOCIATE GENERAL COUNSEL

                                                   February 22, 1999

Massachusetts Investors Trust
500 Boylston Street
Boston, MA  02116

Gentlemen:

        I am a Senior Vice President and Associate General Counsel of Massachusetts Financial Services Company, which serves as investment adviser to Massachusetts Investors Trust (the "Fund"). I am admitted to practice law in The Commonwealth of Massachusetts. The Fund is a trust created under a written Agreement and Declaration of Trust dated March 21, 1994, as amended and restated through September 24, 1994, executed and delivered in Boston, Massachusetts (the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares without par value. The Trustees have the powers set forth in the Agreement and Declaration of Trust, as modified by various amendments, subject to the terms, provisions and conditions therein provided.

        I am of the opinion that the legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

        Under Article III, Section 1(i), the Trustees are empowered in their absolute and uncontrolled discretion from time to time to sell shares of the Fund either for cash or for property, whenever and in such amounts as the Trustees may deem desirable, except that under Article VIII, Section 5, no shares may be sold to net the Trust (before taxes and expenses exclusive of sales charge or commission) less than the net asset value in effect at the time of the sale. Under Article VIII, Section 5, it is provided that the number of shares shall be fixed from time to time by the Trustees, and such number may be increased or reduced by them, and the Trustee shall have the right to sell additional shares without offering them to the holders of the then outstanding shares.
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        The Fund has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933 (the "Shares").

        I am of the opinion that all necessary Fund action precedent to the issue of all the authorized but unissued Shares of the Fund has been duly taken, and that all the Shares were legally and validly issued, and when sold, will be fully paid and non-assessable, assuming the receipt by the Fund of the cash consideration therefor in accordance with Article VIII, Section 5. I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with the sale of the Shares.

        The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under the Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Fund or the Trustees. The Declaration of Trust provides for indemnification out of the Fund property for all loss and expense of any shareholder held personally liable for the obligations of the Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

        I consent to your filing this opinion with the Securities and Exchange Commission.

                                                   Very truly yours,

                                                   JAMES R. BORDEWICK, JR.
                                                   James R. Bordewick, Jr.